Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2026 FIRST QUARTER RESULTS; REAFFIRMS FISCAL 2026 REVENUE GUIDANCE

TULSA, OK – November 5, 2025 – Matrix Service Company (Nasdaq: MTRX), a leading provider of engineering and construction services to the energy and industrial markets, today announced results for the first quarter of fiscal 2026 ended September 30, 2025.

FIRST QUARTER FISCAL 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $211.9 million, an increase of 28%
•Net loss per share of $(0.13) versus $(0.33); adjusted net loss per share of $(0.01) versus $(0.33)
•Adjusted EBITDA of $2.5 million versus $(5.9) million
•Liquidity at September 30, 2025 of $248.9 million with no outstanding debt
•Total backlog of $1.2 billion
•Total project awards of $187.8 million, resulting in a book-to-bill ratio of 0.9x
•Company reaffirms full year revenue guidance of between $875 million and $925 million, an increase of 14% - 20%

MANAGEMENT COMMENTARY

“We delivered improved first quarter results, reflecting disciplined execution across an expanding base of projects in our Storage & Terminal Solutions and Utility & Power Infrastructure segments,” said John Hewitt, President and Chief Executive Officer. “Our operational discipline is translating into improving consolidated margin performance, with direct gross margins aligned to our 10% target. We expect to recognize continued improvement as project activity accelerates.

“The demand environment for specialty E&C remains positive, supported by elevated domestic infrastructure investment, a more favorable regulatory environment and rising energy demand,” continued Hewitt. “Our robust $6.7 billion opportunity pipeline and over $187 million in new awards during the quarter were underscored by strong activity in Storage & Terminal Solutions. We anticipate steady near-term award momentum, and we’re actively pursuing several large, multi-year project awards for late fiscal 2026 and into fiscal 2027.

“Consistent with our Win, Execute, Deliver strategy, our recent key organizational realignment initiatives further strengthen us to deliver consistent performance, expand margins and generate sustained profitable growth as we progress through the year,” concluded Hewitt. “As result, we are reaffirming our full-year revenue guidance, and remain focused on disciplined project bidding, operational efficiency and strategic capital allocation to drive long-term value for our shareholders.”

FINANCIAL SUMMARY

Fiscal 2026 first quarter revenue was $211.9 million, compared to $165.6 million in the fiscal first quarter of 2025. The increase in revenue for the quarter is attributable to higher revenue volumes in our Storage and Terminal Solutions and Utility and Power Infrastructure segments.

Gross margin was $14.2 million, or 6.7%, in the first quarter of fiscal 2026 compared to $7.8 million, or 4.7% for the first quarter of fiscal 2025. The increase in gross margin for the quarter is attributable to higher gross margins in our Utility and Power Infrastructure segment driven by strong project execution and increased revenue volumes.

SG&A expenses were $16.3 million in the first quarter of fiscal 2026, compared to $18.6 million for the first quarter of fiscal 2025. The decrease in SG&A expenses is primarily due to cost reductions resulting from the organizational realignment.

Restructuring expenses were $3.3 million in the first quarter of fiscal 2026 resulting from the Company's efforts to streamline its business.

For the first quarter of fiscal 2026, the Company had a net loss of $3.7 million, or $(0.13) per share, compared to a net loss of $9.2 million, or $(0.33) per share, in the first quarter of fiscal 2025. Adjusted net loss for the first quarter of fiscal 2026 was $0.3 million, or $(0.01) per share, compared to adjusted net loss of $9.2 million, or $(0.33) per share in the first quarter of fiscal 2025. Adjusted EBITDA for the first quarter of fiscal 2026 was $2.5 million compared to $(5.9) million for the first quarter of fiscal 2025.

SEGMENT RESULTS

Storage and Terminal Solutions segment revenue increased 40% to $109.5 million in the first quarter of fiscal 2026 compared to $78.2 million in the first quarter of fiscal 2025, due to an increased volume of work for LNG storage and specialty vessel projects. Gross margin was 5.9% in the first quarter of fiscal 2026, compared to 6.0% in the first quarter of fiscal 2025. Gross margins for this segment continue to be primarily impacted by under-recovery of overhead costs. We believe overhead cost absorption will improve as activity on awards currently in backlog increases through the remainder of fiscal 2026.

Utility and Power Infrastructure segment revenue increased 33% to $74.5 million in the first quarter of fiscal 2026 compared to $55.9 million in the first quarter of fiscal 2025, benefiting from a higher volume of work associated with power delivery and natural gas peak shaving projects. Gross margin was 9.1% in the first quarter of fiscal 2026, compared to 2.3% for the first quarter of fiscal 2025, an increase of 6.8% due to strong project execution and improved construction overhead cost absorption as a result of higher revenues.

Process and Industrial Facilities segment revenue decreased to $27.9 million in the first quarter of fiscal 2026 compared to $31.4 million in the first quarter of fiscal 2025, primarily due to lower revenue volumes for the engineering and construction of thermal vacuum chambers. Gross margin was 5.1% in the first quarter of fiscal 2026, compared to 6.4% for the first quarter of fiscal 2025, a decrease of 1.3% primarily due to mix of work.

BACKLOG

The Company’s backlog was $1.2 billion as of September 30, 2025. Project awards totaled $187.8 million in the first quarter of fiscal 2026, resulting in a book-to-bill ratio of 0.9x for the quarter. Project awards during the first quarter for fiscal 2026 were driven by activity in the Storage and Terminal Solutions segment, which produced a book-to-bill ratio of 1.2x. Backlog at the end of the first quarter of fiscal 2026 reflects a reduction of $197.0 million resulting from removal of two previously awarded projects for separate and distinct client contracting changes. A project in the Process and Industrial Facilities segment was removed following a client change in execution and contracting strategy. The Company expects to re-bid portions of this project in the second half of fiscal 2026. In the Utility and Power Infrastructure segment, a project was removed after the client sought to modify the risk profile of the project in a manner inconsistent with the Company’s standards, resulting in the award being rescinded. The removal of these projects from backlog does not impact the Company’s outlook for fiscal 2026.

The table below summarizes our awards, book-to-bill ratios and backlog by segment for our first quarter ended September 30, 2025 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended
	September 30, 2025		Backlog as of
Segment:	Awards	Book-to-Bill(1)	September 30, 2025
Storage and Terminal Solutions	$136,077	1.2x	$796,713
Utility and Power Infrastructure	34,744	0.5x	262,388
Process and Industrial Facilities	16,934	0.6x	101,919
Total	$187,755	0.9x	$1,161,020

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

As of September 30, 2025, Matrix had total liquidity of $248.9 million. Liquidity is comprised of $192.3 million of unrestricted cash and cash equivalents and $56.6 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of September 30, 2025, the Company had no outstanding debt.

FISCAL YEAR 2026 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of November 5, 2025. Various factors outside of the Company's control may impact the Company's revenue and business. These include the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, and federal trade and environmental policy uncertainty. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

The Company reaffirmed its revenue guidance for fiscal year 2026, with full year revenue expected to be between $875 million to $925 million.

	Fiscal Year 2025	Fiscal Year 2026
	Actual	Guidance	% Increase
Revenue	$769.3 million	$875 - $925 million	14% - 20%

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 6, 2025.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/x6oyj9tp, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BIa0960a28310045e18ac086c5ecd141f6 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading specialty engineering and construction company whose commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations, Marketing, Communications & Sustainability
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	September 30, 2025	September 30, 2024
Revenue	$211,884	$165,579
Cost of revenue	197,702	157,766
Gross profit	14,182	7,813
Selling, general and administrative expenses	16,334	18,580
Restructuring costs	3,348	—
Operating loss	(5,500)	(10,767)
Other income (expense):
Interest expense	(127)	(89)
Interest income	1,802	1,572
Other	231	61
Loss before income tax expense	(3,594)	(9,223)
Provision for federal, state and foreign income taxes	69	—
Net loss	$(3,663)	$(9,223)
Basic loss per common share	$(0.13)	$(0.33)
Diluted loss per common share	$(0.13)	$(0.33)
Weighted average common shares outstanding:
Basic	28,008	27,559
Diluted	28,008	27,559

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	September 30, 2025	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$192,307	$224,641
Accounts receivable, net of allowance for credit losses	160,344	154,994
Costs and estimated earnings in excess of billings on uncompleted contracts	37,912	29,764
Inventories	5,579	5,917
Income taxes receivable	75	110
Prepaid expenses and other current assets	14,195	4,347
Total current assets	410,412	419,773
Restricted cash	25,000	25,000
Property, plant and equipment, net	41,347	42,097
Operating lease right-of-use assets	15,827	17,827
Goodwill	28,978	29,047
Other intangible assets, net of accumulated amortization	281	555
Other assets, non-current	76,341	65,957
Total assets	$598,186	$600,256

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	September 30, 2025	June 30, 2025
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$98,199	$80,453
Billings on uncompleted contracts in excess of costs and estimated earnings	317,556	323,593
Accrued wages and benefits	15,409	18,961
Accrued insurance	4,711	5,310
Operating lease liabilities	4,458	4,441
Other accrued expenses	3,122	3,617
Total current liabilities	443,455	436,375
Deferred income taxes	24	25
Operating lease liabilities	15,902	16,986
Other liabilities, non-current	2,539	4,154
Total liabilities	461,920	457,540
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 28,070,427 shares issued and outstanding at September 30, 2025; 27,888,217 shares issued at June 30, 2025 and 27,610,486 shares outstanding as of June 30, 2025;	281	279
Additional paid-in capital	145,100	149,969
Retained earnings	816	4,479
Accumulated other comprehensive loss	(9,931)	(9,403)
Treasury stock, at cost — 0 shares as of September 30, 2025 and 277,731 shares as of June 30, 2025;	—	(2,608)
Total stockholders' equity	136,266	142,716
Total liabilities and stockholders’ equity	$598,186	$600,256

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	September 30, 2025	September 30, 2024
Operating activities:
Net loss	$(3,663)	$(9,223)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,461	2,515
Stock-based compensation expense	1,921	2,311
Operating lease impairment due to restructuring	1,529	—
Loss (gain) on disposal of property, plant and equipment	(217)	68
Other	94	38
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(15,083)	(5,110)
Costs and estimated earnings in excess of billings on uncompleted contracts	(8,148)	2,075
Inventories	338	1,331
Other assets and liabilities	(10,553)	(8,580)
Accounts payable	17,720	(3,903)
Billings on uncompleted contracts in excess of costs and estimated earnings	(6,037)	33,304
Accrued expenses	(6,261)	(2,908)
Net cash provided (used) by operating activities	(25,899)	11,918
Investing activities:
Capital expenditures	(2,011)	(1,944)
Proceeds from sale of property, plant and equipment	222	—
Net cash used by investing activities	(1,789)	(1,944)
Financing activities:
Payment of debt amendment fees	(149)	—
Proceeds from issuance of common stock under employee stock purchase plan	43	46
Payments related to tax withholding for stock-based compensation	(4,223)	(1,235)
Net cash used by financing activities	(4,329)	(1,189)
Effect of exchange rate changes on cash	(317)	210
Net increase (decrease) in cash and cash equivalents	(32,334)	8,995
Cash, cash equivalents and restricted cash, beginning of period	249,641	140,615
Cash, cash equivalents and restricted cash, end of period	$217,307	$149,610
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$34	$—
Interest	$131	$145

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2025
Total revenue (1)	$109,459	$74,501	$27,924	$—	$211,884
Cost of revenue	(102,962)	(67,717)	(26,495)	(528)	(197,702)
Gross profit (loss)	6,497	6,784	1,429	(528)	14,182
Selling, general and administrative expenses	5,548	2,977	1,307	6,502	16,334
Restructuring costs	1,759	640	729	220	3,348
Operating income (loss)	$(810)	$3,167	$(607)	$(7,250)	$(5,500)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and Process and Industrial Facilities and were $0.6 million for the three months ended September 30, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2024
Total revenue (1)	$78,239	$55,912	$31,428	$—	$165,579
Cost of revenue	(73,542)	(54,605)	(29,431)	(188)	(157,766)
Gross profit (loss)	4,697	1,307	1,997	(188)	7,813
Selling, general and administrative expenses	5,569	3,976	1,766	7,269	18,580
Operating income (loss)	$(872)	$(2,669)	$231	$(7,457)	$(10,767)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and Process and Industrial Solutions and were $0.9 million for the three months ended September 30, 2024.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

Three Months Ended September 30, 2025

The following table provides a summary of changes in our backlog for the three months ended September 30, 2025:

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Total
	(In thousands)
Backlog as of June 30, 2025	$770,095		$346,384		$265,629		$1,382,108
Project awards	136,077		34,744		16,934		187,755
Other adjustment(2)	—		(44,239)		(152,720)		(196,959)
Revenue recognized	(109,459)		(74,501)		(27,924)		(211,884)
Backlog as of September 30, 2025	$796,713		$262,388		$101,919		$1,161,020
Book-to-Bill Ratio(1)	1.2	x	0.5	x	0.6	x	0.9	x
(1)Calculated by dividing project awards by revenue recognized.
(2)Previous project awards removed from backlog.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss
(In thousands, except per share data)

	Three Months Ended
	September 30, 2025	September 30, 2024
Net loss, as reported	$(3,663)	$(9,223)
Restructuring costs	3,348	—
Tax impact of adjustments and other net tax items(1)	—	—
Adjusted net loss	$(315)	$(9,223)

Loss per fully diluted share, as reported	$(0.13)	$(0.33)
Adjusted loss per fully diluted share	$(0.01)	$(0.33)

(1)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended
	September 30, 2025	September 30, 2024
Net loss	$(3,663)	$(9,223)
Interest expense	127	89
Interest income	(1,802)	(1,572)
Provision (benefit) for federal, state and foreign income taxes	69	—
Depreciation and amortization	2,461	2,515
Restructuring costs	3,348	—
Stock-based compensation(1)	1,921	2,311
Adjusted EBITDA	$2,461	$(5,880)

(1)Represents only the equity-settled portion of our stock-based compensation expense.